Rule 424(b)(2)
Registration No. 333-179826

Pricing Supplement dated July 10, 2013
(To Prospectus dated March 1, 2012
and Prospectus Supplement dated March 2, 2012)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the
Prospectus Supplement shall have the meanings assigned to them in the
Prospectus Supplement.

CUSIP: 89236TAR6

Principal Amount (in Specified Currency): $300,000,000.  TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.
Issue Price: 100%
Initial Trade Date: July 9, 2013
Original Issue Date: July 12, 2013
Stated Maturity Date: January 15, 2015

Initial Interest Rate: The initial interest rate will be based on three month LIBOR determined on July 10, 2013 plus the Floating Rate Spread
Interest Payment Dates: Each October 15, January 15, April 15, and July 15, beginning October 15, 2013

Net Proceeds to Issuer: $299,787,000

Agents:	HSBC Securities (USA) Inc. (“HSBC”)
Loop Capital Markets LLC (“Loop”)
Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”)
RBC Capital Markets, LLC (“RBC”)
Toyota Financial Services Securities USA Corporation (“TFSS USA”)
HSBC’s Discount or Commission: 0.045%
HSBC’s Capacity:
    [  ] Agent
    [X] Principal
Loop’s Discount or Commission: 0.045%
Loop’s Capacity:
    [  ] Agent
    [X] Principal
Merrill Lynch’s Discount or Commission: 0.045%
Merrill Lynch’s Capacity:
    [  ] Agent
    [X] Principal

RBC’s Discount or Commission: 0.045%
RBC’s Capacity:
    [  ] Agent
    [X] Principal
TFSS USA’s Discount or Commission: 0.175%
TFSS USA’s Capacity:
    [X] Agent
    [  ] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[  ] Inverse Floating Rate Note:
Fixed Interest Rate:
[  ] Floating Rate/Fixed Rate Note:
Fixed Interest Rate:
Fixed Rate Commencement Date:
[  ] Other Floating Rate Note
(See attached Addendum)

Interest Rate Basis:
[  ] CD Rate
[  ] CMS Rate
[  ] CMT Rate
[  ] Commercial Paper Rate
[  ] Eleventh District Cost of Funds Rate
[  ] Federal Funds Rate
[  ] Federal Funds Open Rate
[X] LIBOR
[  ] Prime Rate
[  ] Treasury Rate
[  ] Other (see attached Addendum)

If CMS:
Designated CMS Maturity Index:

If CMT:
Designated CMT Maturity Index:

Designated CMT Reuters Page:
[  ] T7051
[  ] T7052

If LIBOR:
Designated LIBOR Page:  Reuters
Index Currency:  U.S. dollars

If CD Rate or LIBOR
Index Maturity:  3 month

Floating Rate Spread (+/-):  +0.10%
Spread Multiplier:  N/A

Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A

Initial Interest Reset Date: July 12, 2013
Interest Reset Dates: Each Interest Payment Date
Interest Rate Reset Period: Quarterly
Interest Rate Reset Cutoff Date: N/A
Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
[  ] 30/360
[X] Actual/360
[  ] Actual/Actual

Business Day Convention
[  ] Following
[X] Modified Following, adjusted

Business Days: New York and London

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination:  $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
Initial Interest Accrual Date:

ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions of the Fifth Amended and Restated Distribution Agreement (the “Distribution Agreement”) dated March 2, 2012, between Toyota Motor Credit Corporation (“TMCC”) and Merrill Lynch, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, TFSS USA and UBS Securities LLC, HSBC, acting as principal, has agreed to purchase and TMCC has agreed to sell to HSBC $53,000,000 principal amount of the Notes (the “HSBC Notes”) at 99.955% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.045% of such principal amount.

Under the terms and subject to the conditions of the Distribution Agreement, Merrill Lynch, acting as principal, has agreed to purchase and TMCC has agreed to sell to Merrill Lynch $54,000,000 principal amount of the Notes (the “Merrill Lynch Notes”) at 99.955% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.045% of such principal amount.

Under the terms and subject to the conditions of an Appointment Agreement dated June 21, 2012 and the Appointment Agreement Confirmation dated July 9, 2013 (collectively, the “Loop Appointment Agreement”), between TMCC and Loop, Loop, acting as principal, has agreed to purchase and TMCC has agreed to sell to Loop $80,000,000 principal amount of the Notes (the “Loop Notes”) at 99.955% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.045% of such principal amount.

Under the terms and subject to the conditions of an Appointment Agreement dated March 5, 2012 and the Appointment Agreement Confirmation dated July 9, 2013 (collectively, the “RBC Appointment Agreement”), between TMCC and RBC, RBC, acting as principal, has agreed to purchase and TMCC has agreed to sell to RBC $53,000,000 principal amount of the Notes (the “RBC Notes”) at 99.955% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.045% of such principal amount.

Under the terms and subject to the conditions of the Distribution Agreement, which is incorporated by reference into the Loop Appointment Agreement and the RBC Appointment Agreement, the obligations of HSBC, Merrill Lynch, Loop and RBC to purchase the HSBC Notes, the Merrill Lynch Notes, the Loop Notes and the RBC Notes, respectively, are several and not joint, and in the event of a default by any of HSBC, Merrill Lynch, Loop or RBC, TMCC will issue the Notes to the other dealers only and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Distribution Agreement, each of HSBC, Merrill Lynch, Loop and RBC is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation is taken.

Under the terms and subject to the conditions set forth in the Distribution Agreement, TMCC is hereby offering $60,000,000 in principal amount of the Notes through TFSS USA, acting as agent (the “TFSS USA Notes”) at 99.825% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.175% of such principal amount.  TFSS USA has agreed to use its reasonable efforts to solicit offers to purchase the TFSS USA Notes.